Exhibit 99.2

Tutor Perini Corporation Signs Letter of Intent with Lunda Corporation

SYLMAR, Calif., June 2, 2011 (BUSINESS WIRE) –

Tutor Perini Corporation (NYSE: TPC) a leading civil and building construction company, today announced that it has signed a Letter of Intent (LOI) to acquire 100% of the stock of Lunda Construction Company ("Lunda").

Established in 1938, Lunda is in the top tier of heavy civil contractors engaged in the construction, rehabilitation and maintenance of bridges, railroads, dams and other civil structures in the Midwest and throughout United States.  Headquartered in Black River Falls, Wisc., Lunda has three operating divisions located in six offices in Wisconsin and Minnesota and has worked in 30 states across the United States.  Lunda has over 600 employees and a current backlog of approximately $400 million.  Revenues were approximately $400 million in fiscal year ended December 31, 2010.

Under the terms of the LOI, the purchase price for Lunda is expected to be $153.5 million, consisting of $131.8 million in cash at closing and $21.7 million in a note payable in five years, plus a structured earnout based on profitability targets for three years following the closing date.  The purchase price is subject to an adjustment based upon the tangible net worth of Lunda at closing.  The transaction closing is subject to obtaining the customary regulatory and other third party approvals, entering into a definitive stock purchase agreement and completing due diligence.  The transaction is expected to close on July 1, 2011.

Lunda will continue to operate under the current company name and will continue to be managed by its current senior management team, with Larry Lunda remaining as President and CEO.

Ronald N. Tutor, Chairman and CEO of Tutor Perini, said: "Lunda Construction is one of the most successful civil contractors in the United States and represents our expansion into the Midwestern markets.  They have a resume of experience which complements our operations, and we in turn will be in a position to support their growth objectives in their existing markets."

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

Forward-Looking Statement

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company's expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. The Company's expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company's ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation website: www.tutorperini.com

Lunda Construction Company website: www.lundaconstruction.com

SOURCE: Tutor Perini Corporation

Kekst and Company
Douglas Kiker, 212-521-4800

or

Tutor Perini Corporation
Ken Burk, 818-362-8391
Executive Vice President & Chief Financial Officer